Exhibit 99.2

2003 IKON OFFICE SOLUTIONS, INC.

EMPLOYEE EQUITY INCENTIVE PLAN

ARTICLE I

PURPOSE

        The purpose of this 2003 IKON Office Solutions, Inc. Employee Equity Incentive Plan is to enable IKON Office Solutions, Inc. (the “Company”) to offer executive officers and other employees of the Company and its subsidiaries equity interests in the Company, thereby attracting, retaining and rewarding such persons, and aligning the interests of such persons with those of the Company’s shareholders.

ARTICLE II

DEFINITIONS

        For purposes of this Plan, the following terms shall have the following meanings:

         2.1      “Award” shall mean the award document evidencing the grant of an Option or Restricted Stock Award and the terms and conditions of such grant.

         2.2       “Board” shall mean the Board of Directors of the Company.

         2.3       “Change-in-Control” shall mean any of the following events:

(a) any Person, together with its affiliates and associates (as such terms are used in Rule 12b-2 of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20% or more of the then outstanding shares of the Company's Common Stock; or

(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on December 9, 2002, constituted the Board and any new director whose appointment or election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors of the Company on December 9, 2002 or whose appointment, election or nomination for election was so approved; or

(c) the Company consolidates with, or merges with or into, any other Person (other than a wholly owned subsidiary of the Company), or any other Person consolidates with, or merges with or into, the Company, and, in connection therewith, all or part of the outstanding shares of Common Stock shall be changed in any way or converted into or exchanged for stock or other securities or cash or any other property; or

(d) a transaction or series of transactions in which, directly or indirectly, the Company shall sell or otherwise transfer (or one or more of its subsidiaries shall sell or otherwise transfer) assets (i) aggregating more than 50% of the assets (measured by either book value or fair market value) or (ii) generating more than 50% of the operating income or cash flow of the Company and its subsidiaries (taken as a whole) to any other Person or group of Persons.

        Notwithstanding the foregoing, no Change-in-Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions own a majority of the outstanding voting shares and in substantially the same proportion in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

         2.4      “Code” shall mean the Internal Revenue Code of 1986, as amended.

         2.5      “Committee” shall mean a committee appointed by the Board to administer the Plan, consisting of two or more directors, each of whom is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined in Section 162(m) of the Code and related Treasury regulations.

         2.6       “Common Stock” shall mean the common stock, no par value, of the Company.

         2.7       “Company” shall mean IKON Office Solutions, Inc.

         2.8       “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

         2.9       “Executive Officer” shall mean any executive officer (as such term is defined under Rule 16a-1(f) of the Exchange Act) or any other individual designated by the Company as an executive officer.

         2.10       “Fair Market Value” as of any date shall mean, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, the closing sales price of a share of Common Stock for the applicable trading day as reported on the New York Stock Exchange Composite Tape.

         2.11       “Incentive Stock Option” shall mean a stock option to purchase Common Stock under this Plan that is intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code or any successor section.

         2.12       “Nonqualified Stock Option” shall mean a stock option to purchase Common Stock under this Plan that is not an Incentive Stock Option.

         2.13       “Participant” shall mean a person to whom an Award has been granted under this Plan.

         2.14       “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates (as defined under Rule 12b-2 of the Exchange Act), (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock.

         2.15       “Plan” shall mean this 2003 IKON Office Solutions, Inc. Employee Equity Incentive Plan.

         2.16       “Restricted Stock Award” shall mean an award granted pursuant to Section 6.5.

         2.17       “Stock Option” or “Option” shall mean an Incentive Stock Option or Nonqualified Stock Option to purchase shares of Common Stock granted pursuant to Article VI.

ARTICLE III

ADMINISTRATION

         3.1       The Committee.   The Plan shall be administered and interpreted by the Committee. The Committee may from time to time appoint a plan administrator to carry out the day-to-day duties and responsibilities relating to the Plan.

         3.2       Awards.   The Committee shall have full and sole authority to grant Options and Restricted Stock Awards to persons eligible under Article V, including the authority:

(a) to select the persons to whom Options and Restricted Stock Awards may from time to time be granted;

(b) to determine whether and to what extent Restricted Stock Awards, Incentive Stock Options or Nonqualified Stock Options, or any combination thereof, are to be granted to one or more persons eligible to receive such awards under Article V;

(c) to determine the number of shares of Common Stock to be covered by each Option and Restricted Stock Award;

(d) to determine terms, conditions, and form of payment, not inconsistent with the terms of this Plan, of any Restricted Stock Award or any Option granted (including, but not limited to, the exercise price of the Option, the term of the Option, any restriction or limitation affecting the exercisability of the Option or vesting of the Restricted Stock Award and any conditions under which the exercisability of the Option or vesting of the Restricted Stock Award will be accelerated); and

(e) to deal with any other matters arising under the Plan.

         3.3       Guidelines.   Subject to Article VII hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of this Plan and any Award granted under this Plan (and any agreements relating thereto); and to otherwise supervise the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent it shall deem necessary to carry this Plan into effect. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

         3.4       Decisions Final.   Any decision, interpretation or other action made or taken in good faith by the Committee arising out of or in connection with the Plan shall be final, binding and conclusive on the Company, all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

ARTICLE IV

SHARE LIMITATIONS

         4.1       Shares.   The maximum aggregate number of shares of Common Stock that may be issued under this Plan shall be 5,000,000 (subject to any increase or decrease pursuant to Section 4.4), which may be either authorized and unissued Common Stock or issued Common Stock reacquired by the Company, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent any Option or Restricted Stock Award granted under this Plan expires, terminates, or is cancelled, exchanged or surrendered for any reason without having been issued as unrestricted Common Stock, the number of unissued shares shall again be available for the purposes of the Plan.

         4.2       Individual Limit.   The maximum aggregate number of shares of Common Stock that may be subject to Options and Restricted Stock Awards made under the Plan to any individual during any fiscal year shall be 500,000 (subject to increase or decrease pursuant to Section 4.4).

         4.3       Restricted Stock Award Limit.   The maximum aggregate number of shares of Common Stock that may be subject to Restricted Stock Awards made under the Plan shall not exceed 1,250,000 shares (subject to increase or decrease pursuant to Section 4.4).

         4.4      Adjustments.   In the event of any stock dividend, stock split, combination of shares, merger, consolidation, reorganization, spin-off, recapitalization, or other similar event affecting the outstanding shares of Common Stock (the “Event”), the maximum number and kind of shares that may be issued under the Plan, the number and kind of shares subject to then outstanding Options and/or Restricted Stock Awards, and the price for each share subject to then outstanding Options shall be appropriately and equitably adjusted as necessary to maintain the same proportionate number of shares as existed immediately prior to the Event and the same aggregate option price. Fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive.

ARTICLE V

ELIGIBILITY

         5.1       Eligible Persons.   Employees and executives of the Company and its subsidiaries, including, but not limited to, Executive Officers of the Company or any subsidiary of the Company, are eligible to be granted Options and Restricted Stock Awards in accordance with the terms of this Plan.

ARTICLE VI

STOCK OPTIONS AND RESTRICTED STOCK AWARDS

         6.1       Options.   Each Stock Option granted under this Plan shall be either an Incentive Stock Option or a Nonqualified Stock Option.

         6.2      Option Grants.   The Committee shall have the authority to grant to any person eligible under Article V one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise, the optionee’s employment status or otherwise), such Stock Option or the portion thereof which does not qualify as an Incentive Stock Option shall constitute a separate Nonqualified Stock Option. Stock Options granted under the Plan need not be uniform as among the Participants.

         6.3      Incentive Stock Options.   Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participant affected, to disqualify any Incentive Stock Option under such Section 422, except as provided in Section 6.4 hereof.

         6.4       Terms of Options.   Options granted under this Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

(a) Stock Option Award. Each Stock Option shall be evidenced by, and subject to the terms of, a Stock Option Award document, which shall specify whether the Option is an Incentive Stock Option or a Nonqualified Stock Option, the number of shares of Common Stock subject to the Stock Option, the option price, the option term, and the other terms and conditions applicable to the Stock Option.

(b) Option Price. Subject to Section 7.2, the option price per share of Common Stock purchasable upon exercise of a Stock Option shall be determined by the Committee at the time of grant, but shall be not less than 100% of the Fair Market Value of the Common Stock on the date of grant. However, an Incentive Stock Option may not be granted to any Participant who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, unless the option price per share of Common Stock is not less than 110% of the Fair Market Value of Common Stock on the date of grant.

(c) Option Term. The term of each Stock Option shall be fixed by the Committee at the time of grant, but shall not be exercisable more than ten years after the date of grant if the Stock Option is intended to be an Incentive Stock Option. However, an Incentive Stock Option that is granted to a Participant who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, may not have a term that exceeds five years from the date of grant.

(d) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant; provided, however, that the Committee may waive any vesting provisions, in whole or in part and may accelerate the exercisability of any or all outstanding Stock Option Awards, at any time after the date of grant, based on such factors as the Committee shall, in its sole discretion, deem appropriate.

(e) Method of Exercise. Subject to such vesting provisions as may be imposed by the Committee, Stock Options may be exercised in whole or in part at any time during the option term, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. The option exercise price shall be paid in full by: (i) delivering cash or a check payable to the order of the Company prior to the delivery of the shares, (ii) to the extent permitted by applicable law, making arrangements for a broker-assisted exercise, (iii) making payment using shares of Common Stock owned by the optionee for at least six months preceding the exercise date, or (iv) such other method as the Committee may approve. Upon exercise of the Option, a stock certificate or stock certificates representing the number of shares of Common Stock to which the Participant is entitled shall be delivered to the Participant (or, for broker-assisted exercises, to the broker, as appropriate). A Participant shall not be deemed to be the holder of Common Stock, or to have the rights of a holder of Common Stock, with respect to shares subject to the Option, unless and until a stock certificate representing such shares of Common Stock is issued to the Participant.

(f) Termination of Employment. Unless otherwise provided in a particular Stock Option Award or an employment agreement between a Participant and the Company, the terms and conditions regarding the treatment of Option Awards held by a Participant who ceases to be an employee of the Company and its subsidiaries, for any reason, including, without limitation, termination, death or disability, shall be determined by the Committee.

(g) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other stock option plan of the Company or any subsidiary or parent corporation (within the meaning of Section 424 of the Code) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. Should the foregoing provisions not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Board may amend this Plan accordingly.

(h) Change-in-Control.

(i) Upon a Change-in-Control, all outstanding Options shall automatically become fully exercisable. In no event will the provisions of this Section 6.4(h)(i) or Sections 2.3, 4.4, or 6.5(c) be subject to amendment or modification after a Change-in-Control has occurred.

(ii) In addition to the foregoing provision, in the event of a Change-in-Control, the Committee may take any of the following actions with respect to any or all outstanding Options: the Committee may (i) require that Participants surrender their outstanding Options in exchange for a payment by the Company, in cash or Common Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Common Stock subject to the Participant's unexercised Options exceeds the option price of the Options, (ii) after giving Participants an opportunity to exercise their outstanding Options, terminate any or all unexercised Options at such time as the Committee deems appropriate, or (iii) upon a Change-in-Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), provide that all outstanding Options that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation).

         6.5       Terms of Restricted Stock Awards.   Restricted Stock Awards granted under this Plan shall be subject to the limitations contained in Section 4.3 and the following terms and conditions and shall be subject to such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

(a) Award. Each Restricted Stock Award shall be evidenced by, and subject to the terms of, a Restricted Stock Award document, which shall specify the number of shares of Common Stock subject to the Restricted Stock Award and the other terms and conditions applicable to the Restricted Stock Award. Restricted Stock Awards may be granted in the form of restricted or unrestricted Common Stock, units payable in Common Stock or cash, or other stock-based awards. Restricted Stock Awards granted under the Plan need not be uniform as among the Participants.

(b) Vesting and Other Conditions. At the time the Restricted Stock Award is granted, the Committee shall determine the vesting conditions, voting rights, dividend rights, payment form and any other conditions applicable, if any, to the grant. Notwithstanding the foregoing, the Committee may waive the vesting provisions or any other provisions of any Restricted Stock Award, in whole or in part, at any time after the date of grant, based on such factors as the Committee shall, in its sole discretion, deem appropriate.

(c) Change-in-Control. Upon a Change-in-Control, all outstanding Restricted Stock Awards shall automatically become fully vested and shall be distributed. In no event will the provisions of this Section 6.5(c) or Sections 2.3, 4.4, or 6.4(h)(i) be subject to amendment or modification after a Change-in-Control has occurred.

(d) Termination of Employment. Unless otherwise provided in a particular Restricted Stock Award or an employment agreement between a Participant and the Company, the terms and conditions regarding the treatment of Restricted Stock Awards held by a Participant who ceases to be an employee of the Company and its subsidiaries, for any reason, including, without limitation, termination, death or disability, shall be determined by the Committee.

ARTICLE VII

QUALIFIED PERFORMANCE-BASED COMPENSATION

         7.1      Designation as Qualified Performance-Based Compensation.   The Committee may determine that Restricted Stock Awards granted to an employee shall be considered “qualified performance-based compensation” under Section 162(m) of the Code. The provisions of this Article VII shall apply to grants of Restricted Stock Awards that are to be considered “qualified performance-based compensation” under Section 162(m) of the Code.

         7.2       Performance Goals.   When Restricted Stock Awards that are to be considered “qualified performance-based compensation” are granted, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the performance period during which the performance goals must be met, (iii) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and Section 162(m) of the Code. The performance goals may relate to the employee’s business unit or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, net earnings or profits, operating earnings, return on assets, shareholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

         7.3       Establishment of Goals.   The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under Section 162(m) of the Code. The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

         7.4       Maximum Payment.   If Restricted Stock Awards are granted, not more than 500,000 shares of Common Stock (subject to increase or decrease pursuant to Section 4.4) or $5,000,000 aggregate value of Common Stock and cash may be paid to an employee under the Restricted Stock Award for any fiscal year in a performance period.

         7.5       Announcement of Grants.   The Committee shall certify and announce the results for each performance period to all grantees immediately following the announcement of the Company’s financial results for the performance period. If and to the extent that the Committee does not certify that the performance goals have been met, the grants of Restricted Stock Awards for the performance period shall be forfeited or shall not be paid, as applicable.

         7.6       Death, Disability or Other Circumstances.   The Committee may provide that Restricted Stock Awards shall be payable or restrictions on Restricted Stock Awards shall lapse, in whole or in part, in the event of the grantee’s death or disability during the performance period, or under other circumstances consistent with the Treasury regulations and rulings under Section 162(m) of the Code.

ARTICLE VIII

TERMINATION OR AMENDMENT

         8.1       Termination or Amendment of the Plan.   The Committee may at any time terminate this Plan or amend all or any part of this Plan, prospectively or retroactively, provided, however, that the Committee may not amend the Plan without shareholder approval if such approval is required in order to comply with the Code or applicable stock exchange requirements. Unless otherwise required by law, the rights of a Participant with respect to Awards granted prior to a termination or amendment of the Plan may not be materially impaired without the consent of such Participant, except as otherwise provided in the Plan or required by applicable law.

         8.2       Shareholder Approval for “Qualified Performance-Based Compensation”.   If Restricted Stock Awards are granted as “qualified performance-based compensation” under Article VII above, the Plan must be reapproved by the shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the provisions of Article VII, if required by Section 162(m) of the Code or the regulations thereunder.

         8.3       Amendment of Awards.   The Committee may amend the terms of any outstanding Award (subject to the limitations set forth in Section 6.4(h) and 6.5(c)), prospectively or retroactively; provided, however, that no modification may reduce or have the effect of reducing the per share exercise price of any outstanding Option. Notwithstanding the forgoing, no such amendment or other action by the Committee shall materially impair the rights of any Participant without the Participant’s consent, except as otherwise provided in the Plan.

ARTICLE IX

GENERAL PROVISIONS

         9.1       Nonassignment.   Except as otherwise provided in this Plan or as determined by the Committee, Awards granted hereunder and the rights and privileges conferred thereby shall not be sold, transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process.

         9.2       Legend.   All certificates representing shares of Common Stock delivered under this Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is listed or traded, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on stock certificates to make appropriate reference to such restrictions, or to any restrictions applicable to a Restricted Stock Award.

         9.3       Other Plans.   Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is desired or required; and such arrangements may be either generally applicable or applicable only in specific cases.

         9.4      No Right to Employment.   Neither this Plan nor the grant of any Option or Restricted Stock Award shall give any Participant or employee any right with respect to continuance of any employment relationship with the Company or any subsidiary of the Company, nor shall there be a limitation in any way on the right of the Company or a subsidiary, as the case may be, to terminate such Participant’s employment at any time.

         9.5      Withholding of Taxes.   The Company shall have the right, prior to delivering a stock certificate representing the shares of Common Stock otherwise deliverable to a Participant upon exercise of an Option or vesting of a Restricted Stock Award or the payment of cash or stock that becomes payable under a Restricted Stock Award, to (i) require the Participant to remit to the Company an amount sufficient to satisfy all federal, state, local and non-U.S. tax withholding requirements (including social security and Medicare withholding requirements, if applicable), (ii) reduce the number of shares of Common Stock otherwise deliverable to the Participant by an amount that does not exceed the Participant’s minimum applicable withholding tax rate for all federal, state, local and non-U.S. taxes (including social security and Medicare taxes, if applicable) required to be withheld, or (iii) deduct the amount of such taxes from cash payments or wages otherwise to be paid to the Participant. In connection with such withholding, the Committee may make such arrangements as are consistent with this Plan as it may deem appropriate.

         9.6      Listing and Other Conditions.

(a) The Company shall have no obligation to issue any shares of Common Stock upon exercise of an Option or vesting of a Restricted Stock Award unless and until the shares are listed on the New York Stock Exchange, and the right to exercise any Option or receive Common Stock pursuant to a Restricted Stock Award may be suspended until such listing has been effected.

(b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock under this Plan is or may under the circumstances be unlawful or result in the imposition of excise taxes under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933 or otherwise with respect to shares of Common Stock or Options, and the right to exercise any Option or receive Common Stock pursuant to any Restricted Stock Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or shall not result in the imposition of excise taxes.

(c) Upon termination of any period of suspension under this Section 9.6, any Option or Restricted Stock Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Option or Restricted Stock Award.

         9.7     Employees Subject to Taxation Outside the United States.   With respect to Participants who are subject to taxation in countries other than the United States, the Committee may grant Options and Restricted Stock Awards on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures and subplans and make such modifications as may be necessary or advisable to comply with such laws.

         9.8      Governing Law.   This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the conflicts of law provisions thereof.

         9.9       Construction.   Wherever any words are used in this Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

         9.10      Liability of Committee Members.   No member or former member of the Committee or employee plan administrator shall be liable, in the absence of bad faith or willful misconduct, for any act or omission with respect to service as an administrator of the Plan, which service shall constitute service as a director or employee of the Company entitling such person to indemnification and reimbursement as directors or employees of the Company pursuant to its Code of Regulations.

         9.11       Other Benefits.   Unless otherwise required by law, the grant of any Award shall not be deemed compensation for purposes of computing benefits under any retirement plan nor affect any benefits under any other benefit plan now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation.

         9.12       Costs.   Unless otherwise determined by the Committee, the Company shall bear all expenses incurred in administering this Plan, including expenses of issuing Common Stock upon the exercise of Options and the vesting of Restricted Stock Awards.

         9.13       Severability.   If any part of this Plan shall be determined to be invalid or void in any respect, such determination shall not affect, impair, invalidate or nullify the remaining provisions of this Plan, which shall continue in full force and effect.

         9.14       Successors.   This Plan shall be binding upon and inure to the benefit of any successor or successors of the Company.

         9.15      Headings.   Article and section headings contained in this Plan are included for convenience only and are not to be used in construing or interpreting this Plan.

ARTICLE X

EFFECTIVE DATE OF PLAN

         10.1      Effective Date.   This Plan will be effective as of December 9, 2002, subject to shareholder approval of the Plan.

ARTICLE XI

TERM OF PLAN

         11.1       Term.   No Award shall be granted pursuant to this Plan on or after December 9, 2012, but Options and/or Restricted Stock Awards granted prior to such date may extend beyond that date.